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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM N-8A

       NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

        The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

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                THE MANUFACTURERS LIFE INSURANCE COMPANY (U.S.A)
                               SEPARATE ACCOUNT A
                                     (Name)

                              38500 Woodward Avenue
                        Bloomfield Hills, Michigan 48304
  (Address of Principal Business Office (No. & Street, City, State, Zip Code))

                                 (617) 854-4300
                    (Telephone number (including area code))

                               James D. Gallagher
                          Secretary and General Counsel
                The Manufacturers Life Insurance Company (U.S.A.)
                                73 Tremont Street
                                Boston, MA 02108
               (Name and Address of Agent for Service of Process)

Check Appropriate Box:

        Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

YES [ X ]    NO [__]

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                                   SIGNATURES

        Pursuant to the requirements of the Investment Company Act of 1940, the depositor of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the city of Boston and the Commonwealth of Massachusetts on the 9th day of November 2000.


                                    The Manufacturers Life Insurance Company
                                    (U.S.A.) Separate Account A
                                    (Name of registrant)

                                    By: The Manufacturers Life Insurance
                                        Company (U.S.A.)
                                        (Name of depositor)

                                           By /s/ John D. DesPrez III
                                             -----------------------------
                                              John D. DesPrez III,
                                              Chairman and President

Attest: /s/ James D. Gallagher
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        James D. Gallagher
        Vice President, Secretary
        and General Counsel